EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-150101 and 333-161218 on Form S-3ASR and Registration Statement Nos. 333-76288, 333-139108, 333-129454, 333-03303, 333-03289, 333-88372, 333-121371, 333-125010, 333-141282, 333-156243, 333-159361, and 333-159362 on Form S-8 of our report dated February 16, 2010  related to the consolidated financial statements of Optim Energy, LLC and subsidiaries, appearing in this Amendment No. 1 of the Annual Report on Form 10-K of PNM Resources, Inc. and subsidiaries for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
March 30, 2010